Exhibit 10-G

January 27, 2003

Mr. Lawrence J. Batina
233½ Granada Ave., Apt. B
Long Beach, California 90803

Dear Larry:

          We are pleased to extend this offer to you to become the Zila, Inc.’s Vice President, Chief Financial Officer and Secretary, pursuant to Board approval, reporting directly to me.  The particulars of the offer are as follows:

•	Start date:	February 24, 2003

•	Orientation Process:	You will be required to complete an orientation process and to execute agreements relating to Zila’s policies on confidentiality, non-compete, restrictive covenants, and insider trading.

•	Term of Employment:	Zila is not obligated to employ you for any period of time. Your employment with Zila can be terminated at any time, with or without notice, for any legal reason.

•	Base Salary:	$185,000 annually paid semi-monthly

•	Auto Allowance:	$800 per month

•	Stock Options:

The following proposed stock option plan is subject to approval by the Board of Directors.  If approved:  (1) at the time of your election you will be granted by the Board 100,000 options to purchase shares, vesting over three years with the first 33,333 options vesting immediately; and (2) one year from date of hire, you will be granted an additional 50,000 options to purchase shares vesting over three years, with the first 16,667 options vesting at the time of the grant.  If this plan is approved, a stock option plan, including vesting schedule will be mailed to you.

•	Site Visits:	(2) 4-day trips to Phoenix for you to make living arrangements.

•	Temp Housing:	Temporary housing for one month.

•	Relocation:	Realtor fees on the purchase of, if applicable, your new residence in Phoenix, not to exceed 6% of the purchase price. Associated closing costs for a new home in Phoenix, not to exceed 2% of purchase price. Costs associated with the move of household possessions and one vehicle, at actual professional van line cost, based on the lowest bid from three different companies.  Reasonable out of pocket travel expenses to fly or drive from California to Arizona. The full relocation and temporary housing package will not exceed $20,000.  Paid in accordance with IRS & payroll regulations.  If you voluntarily terminate your employment with Zila prior to your one-year anniversary you agree to repay the Company, on a prorated basis (1/12 for each month less than 12 months of employment) the amount of the relocation expenses.

•	Involuntary Termination:

There are three categories of severance pay applicable to your employment with the Company.  If, under the circumstances of your termination, more than one category of severance pay applies to you, then the category of severance pay that is most favorable to you will apply.

1.  Involuntary Termination During the First Year of Employment.
If, during the first year of your employment, your employment is involuntarily terminated for any reason that is not related to your job performance or conduct, Company will continue to pay your regular salary until November 24, 2003 or for a period of three months following your last day of employment, whichever is longer.

2.  Involuntary Termination Due to Relocation, Change in Control, or Close of Business.
If, during the first three years of your employment, your employment is involuntarily terminated due to the relocation of the business outside of the metropolitan Phoenix and surrounding area, a change in control,[1] or a close of Zila, Inc.,[2] Company will continue to pay your regular salary for six months following your last day of employment.

[1] A “change in control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs are satisfied:

          (i)     the consummation of any consolidation or merger of the Company and, as a result of such consolidation or merger:  (x) less than 50% of the outstanding common shares and fifty percent 50% of the voting power of the outstanding shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger; and (y) within two years after the consummation of such consolidation or merger, individuals who were directors of the Company immediately prior to the public announcement of such consolidation or merger cease to constitute a majority of the Board of Directors of the Company or its successor by consolidation or merger; or

          (ii)     the consummation of any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(iii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

[2] A “closing of the business” shall be deemed to have occurred if the business, in its current form, under either the current name or another name, ceases to operate, whether as a result of bankruptcy, receivership, or otherwise.

3.  Involuntary Termination Not Related to Job Performance or Conduct.
If, during the first three years of your employment, your employment is involuntarily terminated for any reason not related to your job performance or conduct, Company will continue to pay your regular salary for three months following the last day of your employment.

•	Termination—voluntary, death, disability, performance or conduct:

If you voluntarily resign your employment, become incapacitated, die, or, at Company’s discretion, are terminated for reasons related to your conduct or job performance, Company will pay your regular wage through the last day of your employment with Company and you shall not be entitled to any additional compensation.

•	Insurance:	Medical and dental insurance coverage, premium paid by the Company for employee and dependants. Life, STD, and AD&D insurance coverage, premiums paid by the Company for the employee.

•	Participation in:	401(k) Plan Employee Stock Purchase Plan Flexible Spending Program/Section 125 Credit Union Incentive Bonus Plan of up to 33% of Base

•	Time Off:	18-day annual personal time off (1st through 4th year of employment.

          The above covers the key elements; by signing this letter it represents your acceptance of our offer.  We are looking forward to having you as a valued member of Zila’s team!

Sincerely,

/s/ DOUG BURKETT

Dr. Doug Burkett Zila, Inc. President, CEO Chairman

Acceptance of the above offer:

/s/ LAWRENCE J. BATINA

Lawrence J. Batina

January 27, 2003

Date